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                                                                      EXHIBIT 12



                      BRAND SERVICES, INC. AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)


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
                                                            Year Ended       Year Ended      Year Ended
                                                           December 31,     December 31,    December 31,
                                                               2000             1999            1998
                                                           ------------     ------------    ------------

EARNINGS:
   Pretax income (loss)                                      $    816        $ (1,863)       $    584
   Fixed charges                                               27,607          23,833          23,008
    Accretion of preferred stock dividends                     (6,338)         (5,497)         (4,767)
                                                             --------        --------        --------
           Earnings                                            22,085          16,473          18,825
                                                             --------        --------        --------
FIXED CHARGES:
   Interest expense                                            20,414          17,758          17,728
   Interest portion of rental expense                             855             578             513
   Accretion of preferred stock dividends                       6,338           5,497           4,767
                                                             --------        --------        --------
           Total fixed charges                               $ 27,607        $ 23,833        $ 23,008
                                                             ========        ========        ========

Ratio of earnings to fixed charges and preferred stock
   dividends                                                   0.8x            0.7x            0.8x
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